Exhibit 99.1

For Information Contact:

Iteris Holdings:  Gregory Miner

Chief Executive Officer

714-774-5000

Home Page: http://www.iteris.com

For Release at 1:05 p.m., PST 1/29/04

Iteris Holdings, Inc. Reports Fiscal Third Quarter Results

724% Increase in Operating Income from Continuing Operations

Anaheim, California — January 29, 2004 – Iteris Holdings, Inc. (OTCBB: ITRSA & ITRSB), a leading provider of traffic optimization and safety technology, today reported financial results for the fiscal third quarter and nine month period ended December 31, 2003.

For the third quarter, Iteris reported net sales and contract revenues of $11.1 million, an increase of 5.3 percent compared to net sales and contract revenues of $10.6 million in the third quarter of the previous fiscal year. The Company reported operating income from continuing operations of $371,000, an increase of 724 percent compared to operating income of $45,000 reported in the third quarter of the previous fiscal year. The increase in operating income was due to increased revenue and a decrease in selling, general and administrative (SG&A) expenses of 8.9 percent.  The net loss for the quarter was $740,000, or $(0.04) per diluted share, a decrease of 18 percent compared to the net loss of $906,000, or $(0.06) per diluted share reported for the third quarter of 2003.

For the nine-month period ended December 31, 2003, Iteris reported revenue of $33.9 million, an increase of 11.1 percent compared to the $30.5 million reported for the comparable year-ago period. Operating income from continuing operations increased 54 percent to $592,000, compared with $380,000 reported for the nine-month period last year. The net loss for the nine months was $110,000, or $(0.01) per diluted share compared to a net loss of $4.8 million, or $(0.34) per diluted share for the same period last year.

Continuing operations in all periods have been restated to reflect only the operations of Iteris Holdings, Inc. and its 60 percent-owned subsidiary, Iteris Inc.

Greg Miner, chief executive officer of Iteris Holdings, commented, “The increased revenue and impressive increase in income from operations can be attributed to the timely execution of our business plan coupled with prudent cost controls. The third quarter represents our first full quarter of operations under the new business model and solely reflects the operations of our Iteris Subsidiary, which we believe provides considerably more transparency for our shareholders and predictability to our management team. Our organization is well-positioned to leverage its expertise in vision technology to address the significant need for traffic flow optimization and enhanced driver safety on our nation’s over-crowded highways.”

Highlights of the third quarter:

•                  Revenues from AutoVue in-vehicle safety systems increased 197% during the quarter compared to last year’s third quarter and increased 42% compared to the second quarter of this fiscal year.  Iteris is noticing growth in unit sales to the commercial truck market in addition to increased fees for technology license and non-recurring engineering.

•                  In the quarter Iteris Holdings generated income of $577,000 before interest, taxes, depreciation and non-cash charges for the minority interest in subsidiary.

•                  Near-term program authorization delays at the Federal level, and budget problems at the State level (particularly in California) contributed to approximately a 10% decline in revenue derived from systems consulting and integration compared to the same quarter of last fiscal year.  In spite of these market conditions, sales of Vantage Video Detection systems increased nearly 6% during the quarter compared to the same quarter of last fiscal year.

•                  Iteris Holdings entered into a non-binding letter of intent with the minority shareholders of its Iteris Inc. subsidiary to repurchase the preferred stockholder shares constituting approximately 24% of the minority interest of Iteris Inc.

About Iteris Holdings, Inc.

Iteris Holdings, Inc. is the majority stockholder of Iteris Inc., a leading provider of outdoor machine vision systems and sensors that enhance driver safety and optimize the flow of traffic.  We have combined outdoor image processing, traffic engineering and information technology to offer a broad range of transportation and safety solutions.  Iteris Holdings and Iteris, Inc. are headquartered in Anaheim, California.  Investors are encouraged to contact us at 714.774.5000 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our future prospects and restructuring. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; our ability to obtain stockholder approval of the restructuring, and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations.   Further information on Iteris Holdings, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

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ITERIS HOLDINGS, INC.

BALANCE SHEET HIGHLIGHTS

(in thousands)

	March 31, 2003	December 31, 2003

Cash	$437	$329
Trade accounts receivable and note receivables	8,167	9,093
Costs and estimated earnings in excess of billings on uncompleted contracts	2,398	2,652
Total inventories	3,903	4,079
Prepaid expenses	355	693
Assets of discontinued operations	5,237	—
Total current assets	20,497	16,409
Restricted cash	2,516	—
Property, plant and equipment, net	1,941	1,678
Goodwill	9,807	9,807
Other assets	81	40
Total assets	$34,842	$27,934

Total current liabilities	17,129	8,891
Revolving line of credit	—	611
Deferred gain on sale of building	6,025	1,898
Revolving line of credit with related party	1,250	—
Other liabilities	15	902
Minority interest	14,711	17,229
Total liabilities and stockholders’ deficit	$34,842	$27,934

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ITERIS HOLDINGS, INC.

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2003	2002	2003
Net sales and contract revenues:
Net sales	$4,807	$5,948	$14,000	$17,608
Contract revenues	5,760	5,180	16,510	16,300
Total net sales and contract revenues	10,567	11,128	30,510	33,908

Costs and expenses:
Cost of sales	2,275	3,137	6,796	9,491
Cost of contract revenues	4,029	3,589	11,225	11,027
Gross profit	4,263	4,402	12,489	13,390
Selling, general and administrative expense	3,290	2,994	9,351	9,754
Research and development expense	928	1,037	2,758	3,044
Total operating expenses	4,218	4,031	12,109	12,798
Operating income	45	371	380	592
Non-operating income (expense):
Other income (expense)	—	—	640	970
Interest expense, net	(98)	(25)	(694)	(92)
Income (loss) before income taxes	(53)	346	326	1,470
Income taxes	—	293	—	744
Income (loss) from continuing operations before minority interest	(53)	53	326	726
Minority interest in earnings of subsidiary	1,018	793	2,992	2,518
Loss from continuing operations	$(1,071)	$(740)	$(2,666)	$(1,792)
Income (loss) from discontinued operations	165	—	(2,157)	1,682
Net loss	$(906)	$(740)	$(4,823)	$(110)
Income (loss) per share:
Basic:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09
Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)
Diluted:
Loss from continuing operations	$(0.07)	$(0.04)	$(0.19)	$(0.10)
Income (loss) from discontinued operations	0.01	—	(0.15)	0.09
Loss per share	$(0.06)	$(0.04)	$(0.34)	$(0.01)
Shares used in calculating income (loss) per share:
Basic	15,117	19,942	13,996	17,705
Diluted	15,117	20,297	13,996	17,748

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